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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

    We consent to the incorporation by reference in the (a) Registration Statements (Form S-8 Nos. 333-66929 and 333-39234) pertaining to the 1998 Key Employee Stock Option Plan of Prize Energy Corp., (b) the Registration Statement (Form S-8 No. 333-39236) pertaining to the Prize Energy Corp. Amended and Restated Option Plan, and (c) the Registration Statement (Form S-8 No. 333-66925) pertaining in part to a Business Consultant Agreement, of our reports dated February 16, 2001, with respect to the consolidated financial statements Prize Energy Corp., and September 3, 1999, with respect to the producing properties acquired by Prize Energy Corp. from Pioneer Natural Resources USA, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2000.


                                          ERNST & YOUNG LLP

Fort Worth, Texas
April 02, 2001